TIMCO Aviation Services, Inc.

NEWS

Release:	May 9, 2005

Contact:	Roy T. Rimmer, Jr., Chairman & Chief Executive Officer
Fritz Baumgartner, Vice President Finance, Chief Accounting Officer
Kevin Carter, Vice President Treasurer, Financial Planning and Analysis
(336) 668-4410

TIMCO AVIATION SERVICES, INC. ANNOUNCES FIRST QUARTER 2005 RESULTS

Greensboro, North Carolina, May 9, 2005 — TIMCO Aviation Services, Inc. (OTCBB:TMAS) today announced its first quarter 2005 results of operations.

Revenue for the quarter ended March 31, 2005 was $90.7 million, an increase of $3.1 million over the 2004 fourth quarter and an improvement of $7.2 million over the first quarter of 2004. Net income for the quarter was $1.2 million ($0.02 per basic and $0.00 per diluted share), compared to $0.8 million ($0.02 per basic and $0.00 per diluted share) for the previous quarter and $0.1 million ($0.00 per basic and diluted share) for the first quarter of 2004.

Roy T. Rimmer, Jr., the Company’s Chairman and Chief Executive Officer, stated: “Our increased volume of business coupled with more efficient operations is producing improved bottom line results. These improved results, along with the recently completed tender offer and the financing that we recently received from Monroe Capital, have strengthened our balance sheet and will allow us to continue the growth of our business.”

Gil West, the Company’s President and Chief Operating Officer, stated: “We continue to pursue opportunities to expand our customer base as well as our service and product offerings. While our current customers continue to look to us for an ever increasing portion of their maintenance and engineering needs, there is a tremendous amount of opportunity with other operators who would benefit from TIMCO’s quality, efficiency and breadth of capabilities.”

TIMCO Aviation Services, Inc. is among the world’s largest providers of aviation maintenance, repair and overhaul (MR&O) services for major commercial airlines, regional air carriers, aircraft leasing companies, government and military units and air cargo carriers. The Company currently operates four MR&O businesses: Triad International Maintenance Corporation (known as TIMCO), which, with its four active locations (Greensboro, NC; Macon, GA; Lake City, FL and Goodyear, AZ), is one of the largest independent providers of heavy aircraft maintenance services in the world and also provides aircraft storage and line maintenance services; Brice Manufacturing and Aircraft Interior Design, which specialize in the manufacture and sale of new aircraft seats and aftermarket parts and in the refurbishment of aircraft interior components; TIMCO Engineered Systems, which provides engineering services both to our MR&O operations and our customers; and TIMCO Engine Center, which refurbishes JT8D engines and performs on-wing repairs for both JT8D and CFM-56 series engines. Visit TIMCO online at www.timco.aero.

TIMCO Aviation Services announces first quarter 2005 results of operations	Page 2

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including those identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, could adversely affect the Company’s ability to obtain these results. Copies of the Company’s filings with the U.S. Securities and Exchange Commission are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

TIMCO Aviation Services, Inc.
($ thousands, except per share data)

			For the quarter ended
			March 31, 2005	December 31, 2004	March 31, 2004
Operating revenue			$90,682	$87,632	$83,532
Gross Profit			9,418	8,866	6,293
Gross Profit Percentage			10.4%	10.1%	7.5%
Income (loss) from continuing operations	(a	)	1,151	409	(853)
Income, net, from discontinued operations	(b	)	55	373	971
Net income	(c	)	$1,206	$782	$118
Basic income per share			$0.02	$0.02	$0.00
Diluted income per share			$0.00	$0.00	$0.00

The Company is providing the following information to allow what the Company believes to be a meaningful comparison of its period to period results.

(a)	Income from continuing operations in the first quarter of 2005 included a charge of $400 related to the Company’s recently completed tender offer for the early conversion of notes. Without this charge, income from continuing operations for the first quarter of 2005 would have been $1,551.

(b)	Income, net from discontinued operations reflects the gain on sale of assets, settlement of obligations and proceeds from collection of fully reserved receivables from discontinued operations. The Company’s manufacturing, redistribution and new parts operations were sold in fiscal 2000 and the process of collection on the assets from these discontinued operations is winding down. As a result, income from discontinued operations is not expected to be significant in future periods. Income, net from discontinued operations included a benefit of $825 during the first quarter of 2004 from the sale of our Miramar, FL facility.

(c)	Without the impact of the items noted above, the first quarter of 2005 would have had net income of $1,606 ($0.03 per basic and $0.01 per diluted share) and the first quarter of 2004 would have had a net loss of $707 ($0.02 per basic and diluted share).